News from

Buckeye

FOR IMMEDIATE RELEASE
Contacts:                                  Steve Dean
Senior Vice President
and Chief Financial Officer
901-320-8352

Shirley Spears
Investor Relations
901-320-8125

Website:  www.bkitech.com

BUCKEYE ANNOUNCES $20 MILLION REDEMPTION OF NOTES

MEMPHIS, TN  August 28, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it has called for redemption prior to their maturity $20 million in aggregate principal amount of its outstanding 8.0% Senior Subordinated Notes due 2010 (the “2010 Notes”) and will redeem them on September 24, 2007, in accordance with their terms. Upon completion of this redemption, $130 million of the 2010 Notes will remain outstanding.  A formal notice of redemption has been sent separately to the affected holders of the 2010 Notes, in accordance with the terms of the indenture for the 2010 Notes.   Buckeye plans to finance this redemption using its $200 million senior secured revolving credit facility which was put in place July 25, 2007.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with  the Securities and Exchange Commission.